EXHIBIT 99.1
PRESS RELEASE

NEWS RELEASE

August 14, 2007	OTC BB: DPDW

DEEP DOWN REDUCES INDEBTEDNESS BY $3,400,000

HOUSTON, TX - August 14, 2007 - Deep Down, Inc. (OTCBB: DPDW) today announced that it has redeemed 4,000 shares ($4,000,000 aggregate face value) of Series E Redeemable Exchangeable Preferred Stock for $2,000,000.

The Preferred Stock had a face value and liquidation preference of $1,000 per share, no dividend preference, and was exchangeable at the holder’s option after June 30, 2007, into 6% subordinated notes due three years from the date of exchange. The Company has paid the holder $1,400,000 in cash for 2,800 shares ($2,800,000 aggregate face value) of Preferred Stock and agreed to pay 30 equal monthly installments of $20,000, or a total of $600,000, for the remaining 1,200 shares ($1,200,000 aggregate face value) of Preferred Stock.

“With this Preferred Stock transaction, we have reduced indebtedness by $3,400,000 with the use of $1,400,000 in cash today and a monthly installment plan that aggregates to $600,000 in cash over 30 months. We believe the use of 12.5% current coupon, 3% PIK debt to retire a $4,000,000 obligation at 50% of its face value (or $2,000,000) is an excellent use of funds,” commented Robert E. Chamberlain, Jr., Deep Down’s chairman.

“If you credit the $2,000,000 in savings from the redemption of the Preferred Stock against total expected interest costs of approximately $3,476,098 over the life of our $6,000,000 financing from Prospect Capital Corporation, our net effective cash cost of the borrowing from Prospect is reduced significantly. This use of proceeds was contemplated in our recent financing and further reinforces our commitment to strengthening our balance sheet, improving liquidity, and enhancing shareholder value.”

About Deep Down, Inc.
Deep Down specializes in the provision of innovative solutions, installation management, engineering services, support services, custom fabrication, and storage management services for the offshore subsea control, umbilical, and pipeline industries. The company fabricates component parts of subsea distribution systems and assemblies that specialize in the development of subsea fields and tie backs. These items include umbilicals, flow lines, distribution systems, pipeline terminations, controls, winches, and launch and retrieval systems, among others. Deep Down provides these services from the initial field conception phase, through manufacturing, site integration testing, installation, topside connections, and the final commissioning of a project. The Company’s ElectroWave subsidiary offers products and services in the fields of electronic monitoring and control systems for the energy, military, and commercial business sectors. ElectroWave designs, manufactures, installs, and commissions integrated PLC and SCADA based instrumentation and control systems, including ballast control and monitoring, drilling instrumentation, vessel management systems, marine advisory systems, machinery plant control and monitoring systems, and closed circuit television systems.

The Company’s strategy is to consolidate service providers to the offshore industry, as well as designers and manufacturers of subsea, surface, and offshore rig equipment used by major, independent, and foreign national oil and gas companies in deep-water exploration and production of oil and gas throughout the world. Deep Down’s customers include BP Petroleum, Royal Dutch Shell, Exxon Mobil Corporation, Devon Energy Corporation, Chevron Corporation, Anadarko Petroleum Corporation, Marathon Oil Corporation, Kerr-McGee Corporation, Nexen Inc., BHP, Amerada Hess, Helix, Oceaneering International, Inc., Subsea 7, Inc., Transocean Offshore, Diamond Offshore, Marinette Marine Corporation, Acergy, Veolia Environmental Services, Noble Energy Inc., Aker Kvaerner, Cameron, Oil States, Dril-Quip, Inc., Nexans, Cabett, JDR, and Duco, among others. For further company information, please visit www.deepdowninc.com and www.electrowaveusa.com

One of our most important responsibilities is to communicate with shareholders in an open and direct manner. Comments are based on current management expectations, and are considered "forward-looking statements," generally preceded by words such as "plans," "expects," "believes," "anticipates," or "intends." We cannot promise future returns. Our statements reflect our best judgment at the time they are issued, and we disclaim any obligation to update or alter forward-looking statements as the result of new information or future events. Deep Down urges investors to review the risks and uncertainties contained within its filings with the Securities and Exchange Commission.

For Further Information

Steven Haag, Investor Relations

ir@deepdowninc.com

281-862-2201 (O)
281-862-2522 (F)
www.deepdowninc.com

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